Exhibit 10.1

WILLIS LEASE FINANCE CORPORATION
FIRST AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS, PREFERENCES,
AND RELATIVE RIGHTS AND LIMITATIONS
OF
SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK
Willis Lease Finance Corporation (the “Company”), a corporation organized and existing under the Delaware General Corporation Law (the “Act”), hereby certifies that the following resolutions were duly adopted by the Company’s Board of Directors (the “Board of Directors”) as of August 23, 2023 pursuant to Section 151(g) of the Act and this First Amendment to Second Amended and Restated Certificate of Designations (this “Amendment”), in its final form, was approved by the Board of Directors on August 23, 2023:
RESOLVED, that, pursuant to the authority conferred upon the Board of Directors by the Company’s Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and Section 151(g) of the Act, the Board of Directors amended and restated the Company’s Amended and Restated Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Cumulative Redeemable Preferred Stock, pursuant to a Second Amended and Restated Certificate of Designations, Preferences, and Relative Rights and Limitations of Series A Cumulative Redeemable Preferred Stock (the “Certificate of Designations”), filed on September 25, 2017 with the Secretary of State of the State of Delaware (the “2017 Series A Designation”) and the 2017 Series A Designation, authorized the issuance by the Company of 1,000,000 shares of Company’s 6.5% Series A-1 Cumulative Redeemable Preferred Stock, $0.01 par value per share in August 2016, and further authorized the issuance by the Company of 1,500,000 shares of the Company’s 6.5% Series A-2 Cumulative Redeemable Preferred Stock, $0.01 par value per share in September 2017.
RESOLVED FURTHER, that this amendment of the 2017 Series A Designation as set forth in this Amendment impacts only the holder of the Series A-1 Preferred Stock, but has been approved by the holders of all shares of the Series A-1 Cumulative Redeemable Preferred Stock and the Series A-2 Cumulative Redeemable Preferred Stock.
RESOLVED FURTHER, the Board of Directors hereby amends the Certificate of Designations as follows:
A. Section 3(a) of the Certificate of Designations is Amended and Restated in its entirety as follows;
“(a)    The holders of shares of the Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds of the Company legally available therefor, cumulative cash dividends at the rate described in Section 3(b). To the extent declared by the Board of Directors, dividends will be payable quarterly on the 15th day of the first month of each calendar quarter in San Francisco, California, or if not a Business Day in San Francisco, California, the next succeeding Business Day in San Francisco, California, and in the case of any accrued but unpaid dividends, at such additional times, if any, as determined by the Board of Directors (each a “Dividend Payment Date”); provided, however, that the first Dividend Payment Date for the Series A-1 Cumulative Redeemable Preferred Stock will be January 16, 2017, in San Francisco, California. A “Business Day” shall mean any day, other than a Saturday or a Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York, San Francisco, California or Tokyo, Japan are authorized or required by law, regulation or executive order to close. It is expected that the Board of Directors will declare any dividends by the end of the month prior to the month in which such dividends are to be paid. No less than five (5) Business Days before each Dividend Payment Date, the Company shall notify the holders of the Series A Preferred Stock of such Dividend Payment Date and the amount of the dividend payment for each of the Series A-1 Cumulative Redeemable Preferred Stock and the Series A-2 Cumulative Redeemable Preferred Stock. Dividends on the Series A-1 Cumulative Redeemable Preferred Stock will accrue and be cumulative from and including the date of issuance of the Series A-1 Preferred Stock (the “Series A-1 Original Issue Date”) and Dividends on the Series A-2 Cumulative Redeemable Preferred Stock will accrue and be cumulative from and including the date of issuance of the Series A-2 Preferred Stock (the “Series A-2 Original Issue Date”). The term “Original Issue Date” when used with respect to the Series A-1 Cumulative Redeemable Preferred stock shall mean the Series A-1 Original Issue Date, and when used with respect to the Series A-2 Cumulative Redeemable Preferred Stock shall mean the Series A-2 Original Issue Date. However, the Board of Directors will not be required to declare dividends, and the holders of the Series A Preferred Stock will not be entitled to require payment of any such dividend.”
B.Section 3(b) of the Certificate of Designations is Amended and Restated in its entirety as follows;
“(b)    (i) From the date of the issuance of any shares of the Series A-1 Cumulative Redeemable Preferred Stock, through October 15, 2023, dividends at the rate per annum of 6.5% on the sum of the Liquidation Value (defined below) and from and after October 16, 2023, dividends at the rate of 8.5% per annum on the sum of the Liquidation Value shall accrue on a daily basis in arrears on such shares of the Series A-1 Cumulative Redeemable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), and to the extent dividends are not paid on the 15th day of the first month of each calendar quarter in San Francisco, California (or if such day is not a Business Day, on the next succeeding Business Day), all accrued and unpaid dividends on any shares of the Series A-1 Cumulative Redeemable Preferred Stock shall accumulate and compound at 6.5% per annum on the 15th day of every October (starting in 2017) through including October 15, 2023, and at 8.5% per annum for the period commencing on October 16, 2023 (or if such day is not a Business Day, on the next succeeding Business Day), in San Francisco, California, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant to this Certificate of Designations.
(ii)    From the date of the issuance of any shares of the Series A-2 Cumulative Redeemable Preferred Stock dividends at the rate per annum of 6.5% on the sum of the Liquidation Value shall accrue on a daily basis in arrears on such shares of the Series A-2 Cumulative Redeemable Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series A Preferred Stock), and to the extent dividends are not paid on the 15th day of the first month of each calendar quarter in San Francisco, California (or if such day is not a Business Day, on the next succeeding Business Day), all accrued and unpaid dividends on any shares of the Series A-2 Cumulative Redeemable Preferred Stock shall accumulate and compound at 6.5% per annum on the 15th day of every October (starting in 2017) (or if such day is not a Business Day, on the next succeeding Business Day), in San Francisco, California, whether or not declared by the Board of Directors, and shall remain accumulated, compounding dividends until paid pursuant to this Certificate of Designations.

(iii)    The amount of any dividend payable on the Series A Preferred Stock for any full Dividend Period (as defined herein) or any partial Dividend Period shall be prorated and computed on the basis of a 365-day year (it being understood that the dividend paid to the holders of the Series A-1 Cumulative Redeemable Preferred Stock on January 16, 2017 and payable to the holders of the Series A-2 Cumulative Redeemable Preferred Stock on January 15, 2018 may be for more or less than a full Dividend Period and will reflect dividends accumulated from the Original Issue Date through, and including, January 16, 2017 (in the case of the Series A-1 Cumulative Redeemable Preferred Stock) and January 15, 2018 (in the case of the Series A-2 Cumulative Redeemable Preferred Stock). A “Dividend Period” shall mean the period from and including the Original Issue Date to and including the first Dividend Payment Date, and each subsequent period from and excluding the previous Dividend Payment Date to and including the relevant Dividend Payment Date or other date as of which accrued dividends are to be calculated. Dividends will be payable to holders of record as they appear in the stockholder records of the Company at the close of business on the applicable record date, which shall be the date designated by the Board of Directors as the record date for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to the applicable Dividend Payment Date (each a “Dividend Record Date”).”
C. Section 4(a) of the Certificate of Designations shall be amended and restated in its entirety as follows:
“(a)    Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Company (a “Liquidation”), the holders of the Series A Preferred Stock shall be entitled to be paid out of the assets of the Company legally available for distribution to its stockholders an amount in cash equal to a liquidation preference of $20.00 per share of the Series A Preferred Stock, plus: (i) in the case of the Series A-1 Cumulative Redeemable Preferred Stock, all accrued and unpaid dividends (whether or not declared) compounding at 6.5% per annum up to and including October 15, 2023 and at 8.5% per annum for the period starting on October 16, 2023 up to and including the date of payment of such amount; and (ii) in the case of the Series A-2 Cumulative Redeemable Preferred Stock all accrued and unpaid dividends (whether declared or undeclared) compounding at 6.5% per annum up to and including the date of payment of such amount (the “Liquidation Value”), after payment of all the Company’s indebtedness and other obligations ranking senior under Delaware law, and before any distributions or payments are made to the holders of the Common Stock and any other equity securities ranking junior to the Series A Preferred Stock. In the event that, upon a Liquidation, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of the Series A Preferred Stock and the corresponding amounts payable on all shares of other classes or series of the Company’s capital stock ranking on a parity with the Series A Preferred Stock in liquidation preference to which they would otherwise be respectively entitled, then the holders of the Series A Preferred Stock and all other such classes or series of capital stock ranking on a parity with the Series A Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled upon such Liquidation if all amounts payable on or with respect to the shares of the Series A Preferred Stock were paid in full, and the Company shall not make or agree to make any payments to the holders of any equity securities ranking junior to the Series A Preferred Stock.”
D. Section 5(a) of the Certificate of Designations shall be amended and restated in its entirety as follows:

““(a)    Mandatory Redemption. The Series A Preferred Stock has no stated maturity date; provided, however, that, subject to Section 5(b), the holders of at least two-thirds (2/3) of each Series A-1 Cumulative Redeemable Preferred Stock or Series A-2 Cumulative Redeemable Preferred Stock (a “Required Majority”) shall have the option to require the Company to redeem all or any portion of the Series A Preferred Stock (a “Mandatory Redemption”) for cash at the Liquidation Value (the “Redemption Price”) on ninety (90) days’ advance written notice delivered to the Company in accordance with Section 5(f)(i) upon the occurrence of any of the following events (each such event, a “Mandatory Redemption Event”):
(i) on September 27, 2024;
(ii)With respect to the Series A-1 Cumulative Redeemable Preferred Stock, a material breach by the Company of the Series A Preferred Stock Purchase Agreement dated as of October 11, 2016 (the “Series A-1 Stock Purchase Agreement”) that is uncured on the date a Required Majority votes in favor of Mandatory Redemption, including breaches of representations and warranties contained in the Stock Purchase Agreement made on the Original Issue Date;
(iii)With respect to the Series A-2 Cumulative Redeemable Preferred Stock, a material breach by the Company of the Series A-2 Preferred Stock Purchase Agreement dated as of September 22, 2017 (the “Series A-2 Stock Purchase Agreement”) that is uncured on the date a Required Majority votes in favor of Mandatory Redemption, including breaches of representations and warranties contained in the Stock Purchase Agreement made on the Original Issue Date;
(iv)Charles Willis IV and CFW Partners, L.P. (viewed collectively, as a single stockholder) cease to be the largest single stockholder (except as a result of a share transfer conducted between the Company’s board members or executive management team);
(v)if the Company’s “surplus”, as defined by Section 154 of the Act and determined in accordance with United States Generally Accepted Accounting Principles then in effect (“Surplus”), measured as of (w) the end of each of the Company’s fiscal years, (x) the end of each six(6)-month period following the end of any fiscal year, (y) after payment of any dividend, or (z) the end of each calendar quarter after any repurchase or redemption by the Company of any capital stock, is less than the Liquidation Value;
(vi) the Company (either individually or on a consolidated basis with its subsidiaries) incurs an operating loss or ordinary loss for two (2) consecutive fiscal years;
(vii)the Company undergoes a consolidation, merger, or sale of stock (other than between the Company’s board members or management team) and the stockholders of the Company immediately prior to such transaction hold (beneficially) less than fifty percent (50%) of the issued and outstanding stock of the Company after giving effect to such transaction; and
(viii)the Company assigns, sells or otherwise disposes of all or substantially all of its assets.”

E. Section 5(g) of the Certificate of Designations is amended and restated in its entirety as follows:
“(g) Irrevocable Redemption Right. In the event of: (i) a Mandatory Redemption Event pursuant to Sections 5(a)(i), 5(a)(ii) or 5(a)(iv) through 5(a)(viii), a Required Majority shall have an irrevocable option, at any time and from time to time, to require the Company to redeem all or any portion of the Series A Preferred Stock pursuant to this Section 5 until all of the Series A Preferred Stock are redeemed.; and (ii) a Mandatory Redemption Event pursuant to Sections 5(a)(i), 5(a)(iii), or 5(a)(iv) through 5(a)(viii), a Required Majority shall have an irrevocable option, at any time and from time to time, to require the Company to redeem all or any portion of the Series A-2 Cumulative Redeemable Preferred Stock pursuant to this Section 5 until all of the Series A-2 Cumulative Redeemable Preferred Stock are redeemed.”
F.Except as set forth herein, the terms of the Certificate of Designations shall remain in full force and effect.

IN WITNESS WHEREOF, Willis Lease Finance Corporation has authorized and caused this Amendment to be executed by its Chief Executive Officer and attested to by its Corporate Secretary, as of this 26th day of September 2023.

WILLIS LEASE FINANCE CORPORATION

By: /s/ Austin C. Willis
Chief Executive Officer
Attest:

By: /s/ Dean M. Poulakidas
Corporate Secretary